Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin
Vice President and Treasurer
irelations@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P.’S GENERAL PARTNER APPOINTS THREE NEW MEMBERS TO BOARD OF DIRECTORS

HOUSTON, September 29, 2014 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today announced that the Board of Directors of Buckeye GP LLC, Buckeye’s general partner, has appointed Barbara M. Baumann, Donald W. Niemiec and Larry C. Payne as independent directors, effective today.

The appointments expand the Board to 11 directors, 10 of whom are independent.  Ms. Baumann and Mr. Payne will serve on the Board’s audit committee. Mr. Niemiec will serve on the Board’s health, safety, security and environmental committee.

Commenting on the appointments, Clark C. Smith, Buckeye’s Chairman and Chief Executive Officer said, “Barbara, Don and Larry bring exceptional leadership, strategic development and operational expertise to the Board.  With their deep industry experience, I am confident they will make valuable contributions to our Board, benefiting Buckeye and its unitholders.”

About Barbara M. Baumann

Ms. Baumann is president of Cross Creek Energy Corporation, an energy advisory firm with investments in domestic oil and natural gas.  Previously, Ms. Baumann served in various areas of finance and operations during an 18-year career with Amoco (later BP Amoco). These roles included chief financial officer of Ecova Corp., a wholly owned environmental-remediation unit of Amoco, and vice president of Amoco’s San Juan Basin business unit.  Ms. Baumann is a veteran of numerous public and private company boards and currently serves on the board of Devon Energy Corporation, where she is a member of the audit and governance committees. In addition, Ms. Baumann serves as an independent trustee for the Putnam Mutual Funds, and as a board member of Cody Resources LP, a privately held energy and real estate investment company.

Ms. Baumann is a member of the board of The Denver Foundation, is vice chair of the investment committee of Mount Holyoke College, and serves on the finance committee of Children’s Hospital of Colorado.

About Donald W. Niemiec

Mr. Niemiec is president of WR Energy, LLC, a strategic consulting company for the oil and gas industry.  Mr. Niemiec previously served on the board of directors of Cano Petroleum.  Mr. Niemiec spent 18 years with Union Pacific Resources Group, Inc., where he worked in various positions, including vice president, marketing and corporate development, and president of Union Pacific Fuels, Inc., which merged with Anadarko Petroleum in 2000. Mr. Niemiec began his career at Exxon Company, USA.

About Larry C. Payne

Mr. Payne is president and chief executive officer of LESA & Associates, LLC, a midstream energy consulting company.  Previously, Mr. Payne has served as interim president of Magnum NGLs, LLC, a private company engaged in natural gas liquids storage, president and chief operating officer of Lansing NGL Services Natural Gas Liquids Division, a division of Lansing Trade Group, LLC, a commodities trading company, president and chief operating officer of SemStream, LP, a midstream energy company engaged in natural gas liquids supply and marketing.  In addition, during his career, Mr. Payne has served in senior management positions at Williams Companies, Texaco, and Ferrellgas.  Mr. Payne currently is a member of the board of Unit Corporation, where he is a member of the audit and nominating & governance committees.

Mr. Payne currently serves on the board of directors for the following non-profit organizations: the Wayman Tisdale Foundation, the Board of Trustees for the Metropolitan Baptist Church, and Big Brothers Big Sisters of Oklahoma.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products.  Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered with approximately 6,000 miles of pipeline and more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels across our portfolio of pipelines, inland terminals, and an integrated network of marine terminals located primarily on the U.S. East Coast and in the Caribbean.  Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest marine crude oil and petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products.  Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil, refined petroleum products, and other commodities, and to offer its customers connectivity to some of the world’s most important bulk storage and blending hubs.  Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals.  Finally, Buckeye also operates or maintains third-party pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties. More information concerning Buckeye can be found at www.buckeye.com.